As filed with the U.S. Securities and Exchange Commission on July 2, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Paratek Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0960223
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

75 Kneeland Street

Boston, Massachusetts 02111

(Address of principal executive offices) (Zip code)

Paratek Pharmaceuticals, Inc. 2006 Incentive Award Plan, as amended and restated

Paratek Pharmaceuticals, Inc. 2015 Equity Incentive Plan

Paratek Pharmaceuticals, Inc. 2015 Inducement Plan

(Full title of the plans)

Michael F. Bigham

Chairman and Chief Executive Officer

75 Kneeland Street

Boston, Massachusetts 02111

(617) 275-0040

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Mehdi Khodadad

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)(2)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share(2)
- 2006 Incentive Award Plan (issued)	119,640	(3)	$24.64	(4)	$2,947,741.05	(4)	$342.53
- 2015 Inducement Plan (issued)	260,000	(3)	$26.27	(4)	$6,831,200.00	(4)	$793.79
- 2015 Inducement Plan (available)	100,000	(5)	$26.30	(6)	$2,629,500.00	(6)	$305.55
- 2015 Equity Incentive Plan (issued)	532,000	(3)	$25.77	(4)	$13,709,640.00	(4)	$1,593.06
- 2015 Equity Incentive Plan (available)	668,000	(5)	$26.30	(6)	$17,568,400.00	(6)	$2,041.45

Total	1,679,640				$43,686,481.05		$5,076.38

(1)	This Registration Statement registers 1,679,640 shares of Paratek Pharmaceuticals, Inc.’s common stock, $0.001 par value per share (“Common Stock”), 119,640 shares of which may be issued pursuant to awards that may be granted under the Paratek Pharmaceuticals, Inc. 2006 Incentive Award Plan, as amended and restated (formerly known as the Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan) (the “2006 Plan”), 360,000 shares of which may be issued pursuant to awards granted and awards that may be granted under the Paratek Pharmaceuticals, Inc. 2015 Inducement Plan (the “Inducement Plan”), and 1,200,000 shares of which may be issued pursuant to awards granted and awards that may be granted under the Paratek Pharmaceuticals, Inc. 2015 Equity Incentive Plan (the “2015 Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions pursuant to the employee benefit plans described herein.

(2)	Includes rights to acquire Common Stock or preferred stock under any shareholder rights plan in effect from time to time, if applicable, under the terms of any such plan.

(3)	Represents shares of Common Stock subject to outstanding stock options under the 2006 Plan, the Inducement Plan or the 2015 Plan that are outstanding as of the date this Registration Statement is being filed.

(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of outstanding stock awards granted pursuant to the 2006 Plan, the Inducement Plan or the 2015 Plan.

(5)	Represents shares of Common Stock, available for grant as of the date this Registration Statement is being filed.

(6)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low sales prices of the Common Stock as reported on The NASDAQ Global Market on June 26, 2015, a date that is within five business days prior to the date on which this Registration Statement is being filed.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering (i) up to 360,000 shares of common stock of Paratek Pharmaceuticals, Inc. (the “Registrant”) issuable pursuant to the Registrant’s 2015 Inducement Plan (the “Inducement Plan”), (ii) up to 1,200,000 shares of common stock of the Registrant issuable pursuant to the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”), and (iii) up to an additional 119,640 shares of the Registrant’s common stock issuable pursuant to the Registrant’s 2006 Incentive Award Plan (the “2006 Plan”). The shares of the Registrant’s common stock that are issuable pursuant to the Inducement Plan include 260,000 shares subject to outstanding stock awards. The additional shares of the Registrant’s common stock that are issuable pursuant to the 2006 Plan include 119,640 shares subject to outstanding stock awards. The shares of the Registrant’s common stock previously reserved for issuance under the 2006 Plan were registered on the following Registration Statements on Form S-8 (File Nos. 333-135506, 333-150869, 333-157927, 333-164468, 333-172041, 333-180517, 333-187254 and 333-194624) as filed with the Securities and Exchange Commission (the “Commission”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the 2006 Plan, the Inducement Plan or the 2015 Plan, as applicable, as specified by Rule 428(b)(1)(i) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant is not filing such documents with the Commission, but these documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus) and other documents required to be delivered to eligible participants pursuant to Rule 428(b) are available without charge by contacting:

Paratek Pharmaceuticals, Inc.

Attn: Chief Financial Officer

75 Kneeland Street

Boston, MA 02111

Tel: (617) 275-0040

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents and information previously filed or to be filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

•	the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2014 filed with the Commission on April 24, 2015;

•	the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2014 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 24, 2015;

•	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed with the Commission on May 15, 2015;

•	the Registrant’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the Commission on January 12, 2015, February 10, 2015, March 3, 2015, March 31, 2015, April 16, 2015, April 30, 2015, May 18, 2015, June 12, 2015 and July 1, 2015.

•	the description of the Registrant’s common stock contained in Item 1 of Form 8-A filed on May 2, 2006 with the Commission, including any amendment or report filed for the purpose of updating such description, and the description of the Registrant’s preferred stock purchase rights contained in Item 1 of Form 8-A filed on September 13, 2013 with the Commission, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or any related prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•	any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent not prohibited by Delaware law. We may expand the extent of such indemnification by individual contracts with our directors and officers. Further, we may decline to indemnify any director or officer in connection with any proceeding initiated by such person, unless such proceeding was authorized by our board of directors.

We have entered into indemnity agreements with each of our current directors and our executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and restated certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We have the power to indemnify our employees and other agents, as permitted by Delaware law, but we are not required to do so.

We have a directors’ and officers’ insurance and registrant reimbursement policy. The policy insures our directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of Paratek Pharmaceuticals, Inc.	8-K	001-36066	3.1	October 31, 2014

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Paratek Pharmaceuticals, Inc.	8-K	001-36066	3.2	October 31, 2014

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Paratek Pharmaceuticals, Inc.	8-K	000-51967	3.1	September 13, 2013

4.4	Specimen Common Stock Certificate of Registrant	8-K/A	333-201458	4.2	January 12, 2015

4.5	Tax Benefit Preservation Plan and related documents between the Registrant and American Stock Transfer & Trust Company, LLC dated as of September 13, 2013	8-K	000-51967	4.1	September 13, 2013

5.1*	Opinion of Cooley LLP

23.1*	Consent of CohnReznick LLP

23.2*	Consent of Cooley LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1+	Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan, as amended and restated	8-K	000-51967	99.1	June 3, 2010

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
99.2+	Form of Restricted Stock Unit Award Grant Notice and Form of Restricted Stock Unit Award Agreement under the 2006 Paratek Pharmaceuticals, Inc. Incentive Award Plan, as amended	8-K	001-36066	10.1	February 10, 2015

99.3+	Paratek Pharmaceuticals, Inc. 2015 Inducement Plan	8-K	001-36066	10.2	February 10, 2015

99.4+	Form of Stock Option Grant Notice and Form of Option Agreement under the Paratek Pharmaceuticals, Inc. 2015 Inducement Plan	8-K	001-36066	10.3	February 10, 2015

99.5+*	Paratek Pharmaceuticals, Inc. 2015 Equity Incentive Plan

99.6+*	Form of Paratek Pharmaceuticals, Inc. Stock Option Grant Notice under the 2015 Equity Incentive Plan

99.7+*	Form of Paratek Pharmaceuticals, Inc. Restricted Stock Unit Grant Notice under the 2015 Equity Incentive Plan

+	Indicates management contract or compensatory plan, contract or arrangement.

*	Filed herewith.

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on July 2, 2015.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Michael F. Bigham
Name: Title:	Michael F. Bigham Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Bingham and Douglas W. Pagán, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “Commission”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Michael F. Bigham
Michael F. Bigham	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	July 2, 2015

/s/ Douglas W. Pagán
Douglas W. Pagán	Chief Financial Officer (principal financial and accounting officer)	July 2, 2015

/s/ Evan Loh
Evan Loh, M.D.	President, Chief Medical Officer and Director	July 2, 2015

/s/ Thomas J. Dietz
Thomas J. Dietz, Ph.D.	Director	July 2, 2015

/s/ Richard J. Lim
Richard J. Lim	Director	July 2, 2015

/s/ Robert Radie
Robert Radie	Director	July 2, 2015

/s/ Jeffrey Stein
Jeffrey Stein, Ph.D.	Director	July 2, 2015

EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of Paratek Pharmaceuticals, Inc.	8-K	001-36066	3.1	October 31, 2014

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Paratek Pharmaceuticals, Inc.	8-K	001-36066	3.2	October 31, 2014

4.3	Certificate of Designations of Series A Junior Participating Preferred Stock of Paratek Pharmaceuticals, Inc.	8-K	000-51967	3.1	September 13, 2013

4.4	Specimen Common Stock Certificate of Registrant	8-K/A	333-201458	4.2	January 12, 2015

4.5	Tax Benefit Preservation Plan and related documents between the Registrant and American Stock Transfer & Trust Company, LLC dated as of September 13, 2013	8-K	000-51967	4.1	September 13, 2013

5.1*	Opinion of Cooley LLP

23.1*	Consent of CohnReznick LLP

23.2*	Consent of Cooley LLP (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

99.1+	Transcept Pharmaceuticals, Inc. 2006 Incentive Award Plan, as amended and restated	8-K	000-51967	99.1	June 3, 2010

99.2+	Form of Restricted Stock Unit Award Grant Notice and Form of Restricted Stock Unit Award Agreement under the 2006 Paratek Pharmaceuticals, Inc. Incentive Award Plan, as amended	8-K	001-36066	10.1	February 10, 2015

99.3+	Paratek Pharmaceuticals, Inc. 2015 Inducement Plan	8-K	001-36066	10.2	February 10, 2015

99.4+	Form of Stock Option Grant Notice and Form of Option Agreement under the Paratek Pharmaceuticals, Inc. 2015 Inducement Plan	8-K	001-36066	10.3	February 10, 2015

99.5+*	Paratek Pharmaceuticals, Inc. 2015 Equity Incentive Plan

99.6+*	Form of Paratek Pharmaceuticals, Inc. Stock Option Grant Notice under the 2015 Equity Incentive Plan

99.7+*	Form of Paratek Pharmaceuticals, Inc. Restricted Stock Unit Grant Notice under the 2015 Equity Incentive Plan

+	Indicates management contract or compensatory plan, contract or arrangement.

*	Filed herewith.